Exhibit 10.9
EXECUTION COPY
EMPLOYMENT AGREEMENT
          AGREEMENT by and between DigitalGlobe, Inc., a Colorado corporation (the “Company”), and Jill Smith (the “Executive”), dated as of October 17, 2005.
          WHEREAS, the Company wishes to hire the Executive to serve as its President and Chief Executive Officer, and the Company and the Executive wish to set forth the terms and conditions of the Executive’s employment with the Company;
          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
          1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for an initial term of employment (the “Employment Period”) commencing on October 17, 2005 (the “Commencement Date”) and concluding on December 31, 2008 (the “Scheduled End Date”); provided, however, that that the Employment Period shall automatically terminate immediately following any termination of the Executive’s employment by the Company and its affiliates (collectively, the “Affiliated Companies”) or by the Executive prior to the Scheduled End Date in accordance with the terms of this Agreement. Beginning on June 30, 2008, the Executive and the Company shall commence good faith conversations regarding whether (and if so, upon what terms) the Employment Period may be extended or renewed after the Scheduled End Date.
          2. Position. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, and shall continue to serve on the Company’s Board of Directors (the “Board”). During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of her business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use her reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees or deliver lectures and fulfill speaking engagements, or, with the prior reasonable approval of the Board, to serve on a board of directors or board of advisors of up to two for-profit companies, so long as such activities do not interfere with the performance of the Executive’s responsibilities to the Company.
          3. Compensation.
               (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Base Salary”) at a rate of not less than $375,000 per annum, payable in accordance with the Company’s customary payroll practices. During the Employment Period, the Base Salary shall be reviewed for possible increase on an annual basis.
               (b) Annual Bonus. In addition to the Base Salary, the Executive shall have the opportunity to earn an annual bonus for each fiscal year ending during the Employment Period. For 2005, the Company will pay the Executive a prorated bonus equal to the product of (x) $187,500 times (y) a fraction, the numerator of which shall be the number of days from the Commencement Date through December 31, 2005 and the denominator of which shall be 365. For 2006, the Executive will be paid a bonus of 25% of Base Salary if the Company achieves 90% of its 2006 EBITDA target, a bonus of 50% of Base Salary if the Company achieves 100% of its 2006 EBITDA target, and a bonus of 100% of Base Salary if the Company achieves 2006 EBITDA that equals or exceeds 140% of the 2006 EBITDA target. If the Company achieves

2006 EBITDA between 90% and 100% of the 2006 EBITDA target or between 100% and 140% of the 2006 EBITDA target, the Executive’s 2006 bonus will be straight-line interpolated between 25% or 50% of Base Salary or between 50% and 100% of Base Salary, respectively (for example, if the Company achieves 95% of its 2006 EBITDA target, the 2006 bonus will equal 37.5% of Base Salary; if the Company achieves 110% of its 2006 EBITDA target, the 2006 bonus will equal 62.5% of Base Salary). If the Company’s 2006 EBITDA is less than 90% of its 2006 EBITDA target, the Executive will not receive a bonus for 2006. The 2006 EBITDA target will be set by, and the determination of actual 2006 EBITDA achieved will be determined by, the Compensation Committee of the Board in its sole discretion (following consultation with the Executive). The formulae and targets for 2007 and 2008 annual bonuses will be determined by the Compensation Committee of the Board in its sole discretion (following consultation with the Executive), with the bonus for target achievement in each case to be no less than 50% of Base Salary. Notwithstanding the foregoing, the Executive’s right to receive each annual bonus provided for by this Section 3(b) is, except as otherwise provided in Section 5, subject to the Executive’s continued employment through the end of the fiscal year for which the bonus is calculated.
               (c) Stock Options. Pursuant to its 1999 Equity Incentive Plan (the “1999 Equity Plan”), the Company will grant the Executive, as of the Commencement Date, 1,000,000 options to purchase a share of Company Common Stock (the “Stock Options”). The exercise price for each Stock Option will be $2.50/share. The Stock Options will, subject to the Executive’s continued employment, vest in accordance with the following schedule: 25% of the Stock Options will be vested as of the Commencement Date, and the remaining 75% of the Stock Options will vest in 36 equal monthly installments, commencing on the one-month anniversary of the Commencement Date and concluding on the third anniversary of the Commencement Date; provided, however, that in the event of a Change in Control (as defined in the 1999 Equity Plan), all outstanding Stock Options shall vest in full. All Stock Options will be granted as incentive stock options (within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”)), although the parties recognize that the limitation set forth in Section 422(d) of the Code will result in many of the Stock Options not being treated as incentive stock options. The Stock Options will in all other respects be subject to the terms of the 1999 Equity Plan and will be granted pursuant to an award agreement containing the same terms that are customarily applicable to grants to Company employees.
               (d) Sale Bonus Plan. During the Employment Period, the Executive will participate in the Company’s Sale Bonus Plan (the “Sale Bonus Plan”). The Executive’s share of the Fund (as defined in such plan) shall be no less than 15%.
               (e) Special Liquidity Incentive Bonus.
               (i) If either of the following events occur (each, a “Company Realization Event”):
               A. a Change in Control (as defined in the 1999 Equity Plan) pursuant to which shares of Company Common Stock as a class are exchanged for or converted into consideration, and more than 50% in value of such consideration to be paid or issued with respect to each such share of Common Stock of the Company is in the form of either cash, cash equivalents or Liquid Securities (as defined in clause (iii) below) (“Liquid Consideration”), or

               B. an IPO (as defined in the 1999 Equity Plan),
the Executive shall be entitled to receive, immediately prior to the closing of the first such Company Realization Event to occur, a one-time stock bonus (the “Liquidity Bonus”) consisting of a number of shares of Company Common Stock that equals the product of (x) the Liquidity Share Amount (as defined in clause (v) below) times (y) the Continued Service Percentage (as defined in clause (vi) below) times (z) the Earned Percentage (as defined in clause (vii) below). Upon the closing of any Company Realization Event that is a Change in Control, the Executive shall be entitled to receive with respect to such shares the same consideration as shall be received by the holders of Common Stock on the record date set for determining the stockholders who are entitled to receive consideration in connection with such Change in Control.
               (ii) If a Change in Control (as defined in the 1999 Equity Plan) occurs in which (A) 50% or less in value of the consideration to be paid or issued with respect to each share of Common Stock of the Company is Liquid Consideration and (B) the holders of a majority of the currently issued stock options which are then outstanding receive Liquid Consideration (a “Partial Realization Event”), the Executive shall be entitled to receive upon the closing of such Change in Control the following (the “Partial Liquidity Payment”): the Liquid Consideration, or in lieu thereof at the election of the Company a payment in cash equal to the face value of the Liquid Consideration, the Executive would have received had such transaction been a Company Realization Event and the Executive received the full Liquidity Bonus.
               (iii) If any payments are to become due to the Executive pursuant to the foregoing clauses (i) or (ii) in the form of Liquid Securities that would be

Non-Freely Tradable Liquid Securities (as defined below), the Company will make reasonable good faith efforts to facilitate the Executive’s obtaining immediate liquidity for such portion of such securities as is necessary to satisfy the Executive’s tax obligations in respect of such payment (including, without limitation, by considering either withholding from settlement of such Non-Freely Tradable Liquid Securities a portion thereof or permitting the sale of such portion of such securities in connection with the applicable Company Realization Event). “Liquid Securities” shall mean securities (i) that are listed on a securities exchange or designated as a national market security on an interdealer quotation system, such as the NASDAQ National Market List, or (ii) that are eligible to be so listed or designated and for which there is a commitment or plan at closing of the Company Realization Event for such listing or designation to occur within one year after closing. “Non-Freely Tradable Liquid Securities” shall mean any Liquid Securities that will at no point within the thirty days following the closing of the applicable Company Realization Event become freely tradable without restriction (whether such lack of free tradability is because of lock-up agreements, black out periods, failure to register, securities law restrictions or otherwise) for such reasonable period of time as may be necessary in order for the Executive to achieve sufficient liquidity to pay her tax liability with respect to payments made to her upon such Company Realization Event.
               (iv) In the event of a Change in Control that is not a Company Realization Event (including without limitation a Change in Control that is a Partial Realization Event), the obligations set forth in this Section 3(e) shall survive such Change in Control and shall continue to be binding upon the Company and any successor to or acquirer of the Company with respect to any subsequent Company Realization Event or Partial Realization Event affecting any survivor or acquirer and occurring prior to expiration of the Term (as defined in the Sale Bonus Plan), provided that the amount of any Liquidity Bonus payable upon the occurrence of any Company Realization Event after one or more Partial Realization Events shall be reduced by the amount of all prior Partial Liquidity Payments. The Company shall cause any acquirer or survivor in a Change in Control that is not a Company Realization Event to agree as a condition to the consummation of such Change in Control to be bound by the terms of this Section 3(e).
               (v) The “Liquidity Share Amount” shall be determined as follows: If the Liquidity Stock Price (as defined below) (1) is less than $6 per share, the Liquidity Share Amount shall equal 0, (2) equals or exceeds $6 per share but is less than $8 per share, the Liquidity Share Amount shall equal 200,000, (3) equals or exceeds $8 per share but is less than $10 per share, the Liquidity Share Amount shall equal 400,000, or (4) equals or exceeds $10 per share, the Liquidity Share Amount shall equal 600,000. The “Liquidity Stock Price” shall be the Per Share Price of Common Stock (as defined in the Sale Bonus Plan) in connection with the applicable Company Realization Event (it being understood that in the event of an IPO, the Liquidity Stock Price shall be the consideration per share paid for a share of Company Common Stock in such IPO). The Liquidity Stock Price targets under this paragraph and Liquidity Share Amounts achieved upon a Company Realization Event shall be equitably adjusted by the Board (or the compensation committee thereof) in the event of the occurrence of an event described in Section 8 of the Sale Bonus Plan or a Partial Realization Event.

               (vi) The “Continued Service Percentage” shall (subject to Section 5(b)) be determined as follows: In the event that the Employment Period (1) is not terminated prior to the third anniversary of the Commencement Date, the Continued Service Percentage shall equal 100%, (2) is terminated on or subsequent to the second anniversary of the Commencement Date but prior to the third anniversary of the Commencement Date, the Continued Service Percentage shall equal 75%, (3) is terminated on or subsequent to the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date, the Continued Service Percentage shall equal 50%, or (4) is terminated on or subsequent to the Commencement Date but prior to the first anniversary of the Commencement Date, the Continued Service Percentage shall equal 25%; provided, however, that in the event that a Company Realization Event occurs during the Employment Period, the Continued Service Percentage shall be deemed, effective as of immediately prior to such Company Realization Event, to equal 100%.
               (vii) The “Earned Percentage” shall equal 100% in the event that the Company Realization Event occurs while the Executive is employed by the Affiliated Companies or prior to the first anniversary of the termination of such employment, and shall equal zero in the event that the Company Realization Event occurs subsequent to the second anniversary of the termination of the Executive’s employment with the Affiliated Companies. In the event that the Company Realization Event occurs subsequent to the first anniversary of the termination of the Executive’s employment with the Affiliated Companies but prior to or on the second anniversary of such termination, the Earned Percentage shall equal the product of (x) 100% times (y) a fraction, the numerator of which is the number of days from the date of the Company Realization Event through such second anniversary, and the denominator of which is 365.
               (viii) The parties believe that the arrangements described by this Section 3(e) do not provide for a deferral of compensation within the meaning of Section 409A of the Code, but agree to negotiate in good faith to modify the provisions of this Section 3(e) in the event that future governmental guidance indicates that absent such modification, the provisions of this Section 3(e) would be deemed so to provide for a deferral of compensation that would be non-compliant with the terms of Section 409A of the Code. If this belief is incorrect, then, notwithstanding anything to the contrary in this Agreement, a Change in Control shall not occur under this Agreement if the event or events which would otherwise constitute a Change in Control are not “a change in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company, each within the meaning of Section 409A(a)(2)(A)(v) of the Code and as defined in any guidance provided by the Internal Revenue Service pursuant to Section 409A of the Code.
               (ix) Notwithstanding anything else contained in this Section 3(e), under no circumstances shall any payment be made pursuant to this Section 3(e) in respect of a Company Realization Event that occurs subsequent to the conclusion of the Term (as defined in the Sale Bonus Plan).
               (f) Relocation. The Company will reimburse the Executive for (i) all reasonable relocation expenses (including without limitation expenses of movers, storage companies, travel and lodging expenses to find new housing and other related moving expenses, but excluding any costs, i.e., broker’s commissions or taxes, associated with the sale or rental of the Executive’s existing primary residence) incurred in moving from Boston to Colorado, up to an aggregate of $30,000 (but under no circumstances for expenses incurred after the first anniversary of the Commencement Date), (ii) up to 12 months’ rental housing and related expenses in Colorado, at an aggregate cost not to exceed $6,000 per month, and (iii) round-trips from Colorado to Boston for the Executive or her spouse and son until the Executive and her family are settled in Colorado (but in no event for a period extending beyond the first anniversary of the Commencement Date and in no event at an average weekly cost in excess of $1500 per week). Notwithstanding the foregoing, in the event that the Executive’s employment with the Company terminates prior to December 31, 2006 (other than due to a termination by the Company without Cause or by the Executive for Good Reason), the Executive shall repay the Company all relocation expenses previously reimbursed by the Company pursuant to this Section 3(f), and shall have no further entitlement to any reimbursements pursuant to this Section 3(f). If the Employment Period is terminated prior to the Scheduled End Date as a result of a termination of the Executive’s employment by the Company without Cause (including without limitation in connection with a Change in Control) or by the Executive for Good Reason, then the Company shall pay all reasonable relocation expenses to any location in the continental United States up to an aggregate of $30,000, which amount shall be increased by 5% per year on an annual compounded basis. In the event that the Executive is subject to taxation on any reimbursement paid pursuant to this Section 3(f), the Company will pay the Executive a gross-up in respect of such taxes (and any taxes payable with respect to amounts paid pursuant to this sentence), but only to the extent that the amount of such gross-up, when combined with the amount of the underlying reimbursement, does not exceed the applicable maximum cost amount for the type of reimbursement (as set forth above in this paragraph).
               (g) Other Benefits. During the Employment Period, the Executive shall receive employee benefits and perquisites on terms no less favorable than those provided in general to other senior executives of the Company. The Company will pay Executive’s reasonable legal expenses for negotiation of her employment arrangement with the Company, up to an aggregate of $15,000.
          4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If there is a Disability of the Executive during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 8(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 15th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided, however, that, within the 15 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive’s becoming disabled within the meaning of the long-term disability plan of the Company covering the Executive.
               (b) By the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause (after an opportunity to be heard before the Board) or without Cause. “Cause” shall mean (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, (A) any felony or (B) a non-felony that causes material harm to the

Company, or (ii) any of the following if not cured or reversed (but only to the extent curable or reversible such that no continuing or residual damage will be caused the Company by the Executive’s continued employment) within thirty days after the Company gives the Executive written notice thereof: (X) the Executive’s substantial failure to perform duties of the office held by the Executive as reasonably directed by the Board, (Y) gross negligence or willful misconduct in the performance of the Executive’s duties, or (Z) the Executive’s willful and material breach of any of the covenants contained in this Agreement.
               (c) By the Executive. The Executive may terminate employment during the Employment Period for Good Reason or without Good Reason. A termination for “Good Reason” shall mean (i) a detrimental change in the Executive’s title or a change in reporting relationships such that the Executive ceases to report directly to the Board or all other officers cease to report, either directly or indirectly, to the Executive, (ii) a material breach by the Company of Sections 3(a)-3(e), (iii) the relocation of Executive to a facility more than 35 miles distant from the Company’s current offices in Longmont, CO, (iv) any failure of the Company to obtain the assumption of this agreement by a successor or assign of the Company to which Executive’s employment is transferred, or (v) in connection with a Change in Control, a Constructive Termination, as defined in the 1999 Equity Plan. However, an event that is or would constitute Good Reason shall cease to constitute Good Reason if: (x) the Executive does not actually terminate employment within 60 days after the event occurs; or (y) the Company reverses the action or cures the default that constitutes Good Reason within 30 days after the Executive notifies it in writing that Good Reason exists.
               (d) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by Notice of

Termination to the other party hereto given in accordance with Section 8(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
               (e) Date of Termination. The “Date of Termination” means (i) if the Executive’s employment is terminated by reason of the Executive’s death or Disability, the date of death or the Disability Effective Date, as the case may be, or (ii) if the Executive’s employment is terminated for any other reason, the date (the “Notice Date”) on which the Notice of Termination is given or any later date specified therein (provided that no date may be so specified that is more than 30 days following the Notice Date, and provided that in the event that the Executive specifies a Date of Termination that is later than the Notice Date, the Company shall have the right to change such Date of Termination to any earlier date), as the case may be.
               (f) Resignations. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that she holds or has ever held with the Affiliated Companies (and with any other entities with respect to which the Affiliated Companies have requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any Affiliated Company. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but she shall be treated for all purposes as having so resigned as of the Date of Termination, regardless of when or whether she executes any such documentation.
          5. Termination Benefits. (a) Accrued Obligations. If the Executive’s employment with the Affiliated Companies terminates for any reason during the Employment Period, the Company shall pay the Executive any unpaid base salary and accrued vacation earned through the Date of Termination, and shall pay and provide to the Executive all other payments, benefits or fringe benefits to which Executive may be entitled to under the terms of any compensation or benefit plan (the obligations of the Company pursuant to this sentence, the “Accrued Obligations”), and the Company shall have no further obligations under this Agreement except as set forth in Section 5(b) and 5(c).
               (b) Severance. If, during the Employment Period, the Company terminates the Executive’s employment, other than for Cause or Disability, or the Executive terminates employment for Good Reason, subject to the Executive’s execution of a Release (as defined below), which if given by the Executive, must be given no later than 50 days after the end of the calendar year in which the termination occurs, (i) the Company shall (in addition to providing the Accrued Obligations) pay the Executive (no later than 15 business days following the Company’s receipt of such release) a lump-sum severance payment equal to (x) $500,000 plus (y) the product of (1) the Executive’s target bonus for the year of termination times (2) a fraction, the numerator of which is the number of days that have elapsed in such year through the date of termination and the denominator of which is 365 (such product, the “Prorated Bonus

Amount”), and (ii) the Continued Service Percentage shall be increased above the amount (but in no event above 100%) that would otherwise apply pursuant to Section 3(e)(vi) by an amount equal to the product of 25% times a fraction, the numerator of which is the number of days from the date following the preceding anniversary of the Commencement Date through the Date of Termination, and the denominator of which is 365. If the Executive receives payments and benefits pursuant to this Section 5(b), the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Affiliated Companies. “Release” shall mean a release by the Executive of employment-related claims (but excluding insurance or indemnification claims) in a form reasonably satisfactory to the Company. The Company shall furnish a form of Release to the Executive at the time of or reasonably promptly after termination (but in no event more than 20 days following termination).
               (c) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall (in addition to providing the Accrued Obligations) pay the Executive’s estate or legal representative, as applicable, an amount equal to the Prorated Bonus Amount.
          6. Restrictive Covenants. (a) Confidentiality. The Executive shall hold in a fiduciary capacity, for the benefit of the Affiliated Companies, all secret or confidential information, knowledge or data relating to the Affiliated Companies and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment by the Company or any Affiliated Company and that is not public knowledge (other than as a result of the Executive’s violation of this Section 6(a)) (“Confidential Information”) provided, however, that Confidential Information shall not include any information that (x) is generally known to the public other than as a result of an unauthorized disclosure or other breach of a legal obligation by the Executive, or (y) was independently developed by the Executive without reference to or reliance upon the Confidential Information. In addition, the Executive may disclose Confidential Information to the extent necessary to comply with applicable laws or governmental regulations, provided that the Executive provides prior written notice of such disclosure to the Company so that the Company may take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. For purposes of this Section 6(a), information shall not be deemed to be publicly available merely because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Affiliated Companies, except as required by law or legal process or except in furtherance of fulfilling her obligations to the Affiliated Companies. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or one or more Affiliated Companies, as applicable, and shall be turned over to the Company or such Affiliated Company, as applicable, upon termination of the Executive’s employment. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the Commencement Date though the Date of Termination, relating or pertaining in any way to the Executive’s employment with or the business of the Affiliated Companies, shall be promptly disclosed in writing to the Company and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property.
               (b) Non-Solicitation. The Executive agrees that she will not, at any time from the Commencement Date through the first anniversary of the Date of Termination (the “Restricted Period”), without the prior written consent of the Company, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who is, or was at any time during the previous 120 days, an employee, representative, officer or director of any Affiliated Company; provided, however, that a public advertisement not specifically targeted at the employees of the Company shall not be deemed to be a solicitation for purposes of this provision. During the Restricted Period, the Executive shall not, without the consent of the Board, take any action with the intent to interfere with the relationship of the Affiliated Companies with any current or potential client or customer.
               (c) Non-Competition. During the Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the businesses conducted by the Affiliated Companies; provided, however, that the Executive’s ownership of securities of two percent or less of any publicly traded class of securities of a public company shall not violate this Section 6(c).
               (d) Covenants Generally. The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants, including without limitation the noncompetition covenant of Section 6(c), is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the Affiliated Companies are engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Affiliated Companies in the event the Executive breached any of the covenants of this Section 6; and (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 6 would be inadequate. The Executive therefore agrees and consents that if she commits any breach of a covenant under this Section 6 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 6 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Section 6 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
          7. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          8. Miscellaneous. (a) Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
               (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Executive, to the last address on file with the Company, if to the Company, to DigitalGlobe, Inc., 1900 Pike Road, Longmont, CO 80501, Attention: General Counsel, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
               (c) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to due authorization, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/: Jill Smith
Jill Smith

DIGITALGLOBE INC.
By:	/s/ Bettina Ecklere

DigitalGlobe, Inc.
2007 SUCCESS SHARING PLAN
PART I. PLAN DESCRIPTION
A. THE PLAN
1)	Purpose and Objectives. This document sets forth the DigitalGlobe, Inc. 2007 Success Sharing Plan (the “Plan”) for eligible, non-commissionable Directors, Senior Directors, and Vice Presidents. A key component of business strategy of DigitalGlobe, Inc. (the “Company”) is to provide incentives to attract and retain outstanding employees. The Plan is designed to recognize overall company success, departmental and team contributions, as well as to reward individual contributions. By paying competitive base salaries and providing the opportunity for an additional incentive bonus, the Company targets total cash compensation that is aggressive relative to the market.

2)	Participant Eligibility. An employee shall be eligible to participate in this Plan (and thus be a “Participant”) if the Company classifies the individual as (i) having been employed with the Company on or before October 1, 2007 as a full-time non-commissionable Director, Senior Director, or Vice President of the Company; (ii) employed by the Company on the bonus payment date and as not having given notice of intent to terminate employment (any employee who terminates employment with the Company or provides notice of intent to do so before bonus payments are made is not eligible to receive a bonus); and (iii) having been notified by the Company in writing of his or her participation in the Plan.
(a)	Employees Hired Or Promoted During 2007 Plan Year. Employees who are hired, or promoted to a Plan-eligible position, after January 1, 2007 and who are selected for Plan participation by the Company will be eligible for a prorated bonus, prorated for the duration of their Plan participation during 2007. Employees hired or promoted to an otherwise Plan-eligible position after October 1, 2007 are not eligible to participate in the Plan.

(b)	Change in Employment Status. In certain situations, employment status may change mid-year from an otherwise eligible position to a non-eligible position (such as a transition from full-time to part-time, change in employment classification, leaves of absence, etc.). Under these circumstances, the employee may continue to be eligible for a prorated bonus, prorated for the period of their Plan participation during 2007. The Company, however, at its sole discretion, may elect to not permit continued participation in the Plan for such employee and, consequently, he or she may not be entitled to any bonus under the Plan.

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3)	Participant Ineligibility. No employee shall be eligible to receive a bonus under the Plan if (i) he or she is not employed in good standing by the Company on the bonus payment date; (ii) he or she has competed with the Company’s business during employment with the Company or made plans to do so; or (iii) he or she has breached any agreement with the Company or any Company policy.

4)	Plan Termination or Amendment. The Plan will be in effect from January 1, 2007 through December 31, 2007, or such earlier date as the Plan is terminated. No additional notice of Plan termination is necessary. However, the Company reserves the right to implement a new incentive bonus plan or renew this Plan for future periods. Any such action shall be in writing and signed by the Company’s Compensation Committee or the Board of Directors. The Company reserves the right to amend or discontinue this Plan at any time. The Plan may only be amended in writing by the Company’s Compensation Committee or the Board of Directors. Participation in this Plan is not a guarantee of participation in future Company incentive plans.

5)	Scope. To ensure that our management teams are focused on common goals, all Participants are on the same basic plan.
B. BONUSES

Participant Classification	Bonus Milestones	Total Cash	Total Options
Directors and Senior Directors	FOC Bonus 1)	0%	7.5%
	EDITDA Bonus
	Achievement @ 100% 2)	15%	7.5%

Vice Presidents and above	FOC Bonus 1)	0%	12.5%
	EDITDA Bonus
	Achievement @ 100% 2)	25%	12.5%
1)	FOC Bonus. In the event that the Company’s WV-1 satellite reaches Full Operational Capability (“FOC) on or before October 31, 2007, as determined by the Company in its sole discretion, each Participant will be eligible to receive a FOC Bonus (“FOC Bonus”) in the form of stock options with a Black- Scholes value (as determined by the Company in its sole discretion) as of the date of grant equivalent to the target percentage of the Participant’s Base Salary, subject to pro ration, as described above. In the event the launch is delayed for reasons outside the Company’s control but occurs in 2007, then the FOC Bonus will be payable as set forth herein if FOC is achieved within 60 days of launch of the WV-1 satellite, as determined by the Company in its sole discretion.

2)	EBITDA Bonus. In addition to the FOC Bonus payable in connection with the WV-1 satellite reaching FOC set forth in 1), an EBITDA Bonus (“EBITDA Bonus”) will be payable if the Company reaches certain EBITDA targets in 2007. The target EBITDA bonus (“Target EBITDA Bonus”) for each Participant

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classification is set forth below and is based on a 2007 Company EBITDA target of $54.25 million (“Target EBITDA”)[1].
The actual amount of a Participant’s Bonus based on EBITDA, if any, will be calculated as described below.

% of TARGET	Less than 90% of	At 90% of	100% of	At 140% of
EBITDA ACHIEVED	Targeted EBITDA	Targeted EBITDA	Targeted EBITDA	Targeted EBITDA
EBITDA (in millions)	Less than $48.73	$48.73	$54.25	$76.33
EBITDA Bonus (as a percentage of the Target EBITDA Bonus)	0%	50%	100%	Maximum bonus of 200%
Calculation. If the Company achieves between 90% and 100% of Target EBITDA, every 1% increase in EBITDA achievement will increase the EBITDA Bonus payable by 5%. For example, if the Company achieves 93% of Target EBITDA, the EBITDA Bonus payable would be 65% of the Target EBITDA Bonus. If the Company achieves between 100% and 140% of the Target EBITDA, every 1% increase in achievement will increase the EBITDA Bonus payable by 2.5%. For example, if the Company achieves 115% of the Target EBITDA, the EBITDA Bonus payable would be 137.5% of the Target EBITDA Bonus. The maximum total EBITDA Bonus payable under this Plan is 200% of the Target EBITDA Bonus (Cash and Stock Options), payable upon achievement of 140% of the EBITDA Target (i.e., $125,000 in cash and an EBITDA Bonus stock option with a Black-Scholes value of $62,500 in the event of a base salary of $250,000).

3)	Bonus Payment. Any Bonus will be paid as described above no later than March 15, 2008. For the 2007 Plan Year, the stock option components of the Bonus will be paid as follows:
(a)	The Bonus stock options will vest 50% upon grant with the remaining options vesting in 24 equal monthly installments thereafter, subject to the Participant’s continued employment with the Company.

(b)	The strike price will be the per share fair market value of company common stock at the time of the option grant as determined by the Company in its sole discretion.

(c)	The Bonus stock options will be granted pursuant to the Company’s 2007 Employee Stock Option Plan and subject in all respects to the terms and conditions of such plan and related documents.

[1]	“The original EBITDA target of $55.2 million is reduced by $950,000 to reflect the change in accounting for certain overhead costs associated with WV1 activities that resulted in a reclassification of those costs from Capital Expenditures to Operating Expense.”

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4)	Definitions.
(a)	“Base Salary” means an employee’s straight time rate of pay, calculated on an annual basis, in effect on the date the employee’s Plan participation commences as determined by the Company in its sole discretion. Base Salary does not include pay for commissions, overtime, shift differential, or any other premiums, bonuses, or incentive compensation or expense reimbursements, etc.

(b)	“Bonus” means the actual amount to be paid to a Participant under the terms of this Plan, which may include the FOC Bonus and the EBITDA Bonus.

(c)	“EBITDA” means (a) consolidated Net Income of the Company for calendar year 2007 minus, (b) to the extent added to determine such consolidated Net Income, the sum of (1) non-cash revenue representing amortization of pre-FOC payments made to DG by NGA for the construction of WV-1, (2) interest income, and (3) any extraordinary or unusual gains or other gains not incurred in the ordinary course of business, in each case determined by the Company in its sole discretion plus, (c) to the extent deducted to determine such consolidated Net Income, the sum of (1) depreciation expense, (2) interest expense, (3) amortization expense, (4) tax expense, and (5) any extraordinary or unusual losses or other losses not incurred in the ordinary course of business in each case determined by the Company in its sole discretion.

(d)	“Net Income” means the consolidated Net Income of the Company and its subsidiaries for calendar year 2007 as determined by the Company in accordance with Generally Accepted Accounting Principles.
PART II. MISCELLANEOUS
A. PLAN ADMINISTRATION
The Company is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Company and its delegates shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

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B. DRAFTING ERRORS
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Company in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Company and its delegates in a fashion consistent with its intent, as determined in the Company’s sole and absolute discretion.
C. ENTIRE STATEMENT
The Plan, including all documentation referred to herein, is a complete and exclusive statement of the agreement between the parties relating to this subject matter. This Plan supersedes all prior communications, oral or written, concerning this subject matter. Any provision of the Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
D. NO EMPLOYMENT AGREEMENT
This Plan is not to be construed as an employment agreement and in no way limits the right of the Company to terminate the employment of any Participant at any time, with or without cause. Each Participant’s employment with the Company is, and continues to be, “at-will” with either party having the right to terminate the employment relationship at any time, with or without cause or advance notice. By Participating in the Plan, each Participant acknowledges his or her at-will employment status and that such at-will status only may be changed by a written document signed by the Participant and the Company’s CEO. Except to the extent governed by federal law, the Plan is governed by the laws of the State of Colorado, excluding choice of law principles.
E. ISSUE RESOLUTION
In the event that there is a dispute between the Company and a Participant over any compensation alleged to be due including, but not limited to, disputes concerning the Participant’s Bonus, the Participant must immediately bring such dispute to the attention of the Vice President, Human Resources. The Participant and the Vice President, Human Resources shall use their commercially reasonable efforts to resolve any such dispute on an informal basis. In the event that such dispute cannot be resolved on an informal basis, the Participant must arbitrate any controversy or claim in accordance with the Dispute Resolution Agreement, a copy of which is attached as Appendix A, which the Participant must sign as a precondition to Plan participation.
F. TAX WITHHOLDINGS
The Company may withhold from any payments made under this Plan all applicable taxes and other withholdings including, but not limited to, Federal, state and local income,

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employment and social insurance taxes, as it determines are required or permitted by law. All amounts paid to Participants under this Plan will be treated as compensation, and each Participant agrees to such treatment by accepting a payment under the Plan. The Company cannot guarantee the tax treatment of any payments under the Plan and each Participant agrees that he or she, and not the Company, shall be liable for any excise taxes, penalties, or interest imposed on the Participant.
G. SOURCE OF PLAN ASSETS
The Plan shall be unfunded. Payments under the Plan shall be made from the general assets of the Company. To the extent any Participants have any right to payments under the Plan, such Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company or any of its affiliates in connection with the Participant’s participation in the Plan.
H. PARTICIPANT WARRANTIES
By participating and receiving the benefits of the Plan, each Participant acknowledges and agrees that: (i) the Participant has read and understood the terms and conditions specified in the Plan; (ii) the terms and conditions specified in the Plan are fair and reasonable; (iii) neither the Company nor any person acting on its behalf has made any representation or other inducement to the Participant to enter into the Plan, except for the representations or inducements expressly set out in the Plan; (iv) the Participant has not entered into the Plan in reliance on any representation or inducement by or on behalf of the Company (nor any person acting on its behalf) or any other party, other than representations or inducements expressly set out in the Plan; and (v) no person, other than the Company’s Compensation Committee or the Board of Directors, has the authority to interpret this Plan and the Participant shall not rely on any interpretation, representation or inducement by or on behalf of the Company unless it is in writing and signed by a member of the Company’s Compensation Committee or the Board of Directors.

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DigitalGlobe, Inc. 2007 Success Sharing Plan
Participant Acknowledgement
The following Participant has reviewed a copy of the DigitalGlobe, Inc. 2007 Success Sharing Plan and hereby acknowledges and agrees to its terms, which are incorporated by reference as though fully set forth herein.

Date:	Signature:	/s/ Jill D. Smith
Name: Jill D. Smith
President & CEO

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APPENDIX A
DISPUTE RESOLUTION AGREEMENT
DigitalGlobe, Inc. (the “Company”) and I expect to treat each other in a professional manner. By doing so, we believe that we will be able to resolve any disagreement by sitting down and discussing the matter, respectfully listening to the other side’s concerns, and working together to find a solution to the problem. In the event that we fail to resolve any legally actionable dispute through this method, we understand that litigation is a costly and time-consuming process, and agree that we will exclusively resolve that dispute by binding arbitration. We understand that this agreement to arbitrate covers all disputes that the Company may have against me, or that I might have against the Company or its related entities or employees, including those that relate to my employment or termination of employment (for example claims of unlawful discrimination or harassment) or any compensation or bonus plans.
The arbitration will be conducted by an impartial arbitrator experienced in employment law (mutually selected from either the JAMS panel of arbitrators) in accordance with JAMS then-current employment arbitration rules (except as otherwise provided in this agreement). We waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that we are giving up our right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.
To the extent permitted by applicable law, the fees and costs of the arbitrator shall be shared equally. If not permitted by applicable law, the Company shall pay the fees and costs of the arbitrator. Each of us shall be responsible for our own attorneys’ fees and costs; however, the arbitrator may award attorneys’ fees and arbitrator’s fees to the prevailing party, if permitted by applicable law. This arbitration agreement does not prohibit either of us from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in the city in which I was last employed, unless we agree otherwise. This agreement can only be changed or modified by a written agreement signed by both parties and shall continue in existence indefinitely.

DigitalGlobe, Inc.			Participant Name

Signature:	/s/ Yancey Spruill		Signature:	/s/ Jill D. Smith

	Name:	Yancey Spruill

Title:

Date:			Date: